                                                                    EXHIBIT 23.4

[LOGO]

KPMG LLP
Chartered Accountants

2000 McGill College Avenue                              Telephone (514) 840-2100
Suite 1900                                              Telefax (514) 840-2187
Montreal (Quebec) H3A 3H8                               www.kpmg.ca





                   REPORT AND CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Videotron Ltee
300 Viger Avenue East
Montreal, Quebec, Canada
H2X 3W4


The audits referred to in our report dated January 21, 2003, except as to note 22 (e) which is as of October 8, 2003, included the related financial statement schedule as at and for each of the years in the three-year period ended December 31, 2002, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our auditors' report dated January 21, 2003, except as to note 22 (e), which is as of October 8, 2003, on the combined balance sheets of Videotron Ltee as at December 31, 2001 and 2002, and the combined statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2002 included herein and to the reference to our firm under the heading "Independent Auditors" and "Selected Combined Financial and Operating Data" in the Prospectus.


[KPMG LLP SIGNATURE]

Montreal, Canada
January 8, 2004






               KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.